Exhibit 99.1

For Immediate Release	Contact:	John Brine
(212)254-8280
STONEPATH GROUP REPORTS Q1 2006 RESULTS
Continued Strength in Asia Fuels 15% Top Line Gain for International Division

SEATTLE, WA, May 12, 2006 — Stonepath Group (AMEX: STG), a global logistics services organization, today reported financial results for the quarter ended March 31, 2006.
For the first quarter of 2006, Stonepath reported revenue of $92.2 million, an improvement of 2.4% compared to the prior year period.
International revenues increased 15.5% to $66.5 million, while the Company’s Domestic segment revenues declined 20.8% to $25.7 million for the quarter. The Domestic segment continued to be impacted by the difficult economic conditions in the U.S. automobile industry and reduced volume from a major national retail customer. The Company attributes international revenue growth to continued sales volume increases from its Asia-based businesses.
Net revenues were $19.5 million, a $0.9 million decrease or 4.4% compared to the prior year period. The International Services segment delivered $9.9 million of net revenue in the first quarter of 2006, a period over period improvement of $0.3 million or 3.7%. The Company’s Domestic Services segment delivered $9.6 million of net revenue in the first quarter of 2006, a decline of $1.2 million or 11.2% over the same prior year period.
The net revenue decreases were due to domestic volume reductions, as discussed above, that were partially offset by margin improvements. Domestic margins improved to 37.3% of revenues in the first quarter compared to 33.3% for the comparable period in 2005, principally due to reductions in lower margin business. International margins decreased to 15.0% of revenues compared to 16.7% of revenues for the comparable period in 2005. Lower international margins were due to decreased margins within the Company’s China operations.
Stonepath continued to see progress from its restructuring efforts, including a decrease in personnel costs of 6.7% due to improved productivity and reduced staffing driven by lower Domestic Services revenues. Additionally, other selling, general and administrative costs decreased 16.8% for the quarter, primarily attributable to lower facilities expenses and lower legal and accounting related expenses compared to first quarter of 2005.
The Company reported a net loss of $3.5 million, or $(0.08) per basic and diluted share. This compares to a net loss of $7.6 million, or $(0.17) per basic and diluted share for the same prior year period.
Included in the Company’s net loss for the first quarter is a $0.3 million charge relating to accounting for derivatives contained in certain of our financing agreements and approximately $0.5 million of expense relating to provisions contained in our U.S. credit facility for the payment of liquidated damages in the event an effective registration statement is not provided to the lender within specified timelines. The net loss in 2005 includes restructuring charges of $3.3 million.
“Our first quarter results, generally our weakest due to seasonality, were nevertheless disappointing,” said Dennis L. Pelino, Stonepath’s Chairman. “We are entirely focused on improving our performance going forward and we continue to implement strategic initiatives throughout the Company to create long-term value for our customers and shareholders.”
Pelino added, “The explosive economic markets of the Asia Pacific region, specifically the PRC, offer continued growth opportunities for global logistics service providers, and we are aligning Stonepath to capitalize on these trends in increased trade while working to improve our margins in our China business.”
Jason Totah, Chief Executive Officer, continued, “Our focus remains on developing new customer partnerships that will successfully leverage our strong service suite of global, integrated logistics solutions.”
About Stonepath Group (AMEX:STG)
Stonepath (www.stonepath.com) is a global, third-party logistics organization providing a full range of transportation and distribution solutions to multinational and local businesses including a diverse client mix of retail leaders, automotive and technology concerns, government agencies, and defense contractors. Through strategic acquisitions and organic growth, the Company has expanded rapidly, establishing a network of owned operations throughout the U.S., the Asia-Pacific region and Latin America. For more information about the Company, please contact John Brine at (212) 254-8280.
This Press Release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding future results, levels of activity, events, trends or plans. We have based these forward-looking statements on our current expectations and projections about such future results, levels of activity, events, trends or plans. These forward-looking statements are not guarantees and are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, events, trends or plans to be materially different from any future results, levels of activity, events, trends or plans expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “guidance,” “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “continue” or the negative of such terms or other similar expressions. Although it is impossible to identify all of the factors that may cause our actual results, levels of activity, events, trends or plans to differ materially from those set forth in such forward-looking statements, such factors include the inherent risks associated with: (i) our ability to sustain an annual growth rate in revenue consistent with recent results, (ii) our ability to achieve our targeted operating margins, (iii) our ability to compute our restructuring efforts within the costs we now expect, (iv) our ability to realize the planned benefits from our restructuring efforts, (v) our dependence on certain large customers, (vi) our dependence upon certain key personnel, (vii) an unexpected adverse result in any legal proceeding, (viii) competition in the freight forwarding, logistics and supply chain management industry, (ix) the impact of current and future laws affecting the Company’s operations, (x) adverse changes in general economic conditions as well as economic conditions affecting the specific industries and customers we serve, and (xi) regional disruptions in transportation. Other factors that might cause or contribute to such a discrepancy between expected and actual results include, but are not limited to, those factors identified in our Securities and Exchange Commission filings (including our Annual Report on Form 10-K for 2005), other public documents and recent press releases, which can be found on our corporate web site, www.stonepath.com. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date made. We undertake no obligation to publicly release the result of any revision of these forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events.
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